Exhibit 99.1

Boston Communications Group, Inc.

Announces Reduction in Workforce

April 10, 2007 – Boston Communications Group, Inc. (Nasdaq: BCGI), a leading provider of solutions to mobile operators and MVNOs worldwide, today announced that it will be decreasing its workforce by 93 persons, or approximately 21 percent of the Company (about 30 percent of the domestic workforce). Most of the employees affected by the reduction are located at the Company’s headquarters in Bedford, Massachusetts and work across all areas of the organization. Implementation of the reductions will begin immediately and will be completed in the next several weeks. The Company estimates that severance costs related to the reduction in workforce will result in a one-time charge of approximately $2 million in the second quarter of fiscal 2007. This reduction in workforce is designed to align the Company’s cost structure with the previously announced expected decrease in revenue from the Company’s largest customer.

“This was a very difficult decision,” said Paul Tobin, the Company’s acting president and chief executive officer, “but it was an essential one given our current business environment. We believe that a new streamlined operating structure will allow us to more efficiently meet the needs of our current customers and also explore other promising market opportunities.”

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About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected severance costs and future cost savings related to the reduction in force. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements are the finalization of the amount and terms of any severance provided to terminated employees, and the finalization of the accounting impact of the reduction in workforce, as well as the other factors that may affect future operating results described in the Company’s Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Press Contact:

Julie Brenner King

1.781.904.5081

jbrenner@bcgi.net